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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is between REDLINE PERFORMANCE PRODUCTS, INC., a Minnesota corporation having its principal place of business in Vista, California (the "COMPANY"), and MARK A. PAYNE, an individual resident of the State of Minnesota ("EMPLOYEE").

                                    RECITALS

         WHEREAS, Employee has been employed by the Company as President and Chief Financial Officer, pursuant to the terms of a Letter Agreement dated September 12, 2002 and supplemented October 15, 2002;

         WHEREAS, agreement to the terms of the Letter Agreement was predicated upon the parties agreeing to a "definitive employment agreement" incorporating and expanding upon the terms agreed upon and set forth in the Letter Agreement; and

         WHEREAS, the parties have now reached agreement upon the terms and language of this "definitive employment agreement" to incorporate, clarify, expand upon and merge terms of the Letter Agreement; and

         WHEREAS, the parties are willing to enter into this employment agreement (the "AGREEMENT"), all on the terms and subject to the conditions herein contained;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth, the parties agree as follows:

         1.)      Duties of Employee. During the term of Employee's employment with the Company hereunder, Employee shall:

         (a) Act as President and Chief Financial Officer for the Company and perform services and assume duties and responsibilities which include strategic and operational planning, marketing, sales, business development, strategic alliances, administration, finance, operations, and additional duties and responsibilities as may be assigned to Employee by the Company's Board of Directors, consistent with such office, all in accordance with the terms of this Agreement, the Articles of Incorporation and Bylaws of the Company, unless the Board of Directors elects or appoints another person to assume any one or more of such duties and responsibilities; and

         (b) Devote substantially all of Employee's business time and attention necessary to carry out the duties of Employee's employment hereunder, applying Employee's best effort and skill for the benefit of the Company; and

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         (c)      Employee shall not, without prior written consent of the
         Company, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Employee's duties under this Agreement; and

         (d) Report directly to the Board of Directors of the Company or to an individual designated by the Board of Directors on a regular basis and as further requested by such directors or designated individual.

         2.)      Compensation. As compensation and in consideration for the performance of services by Employee and Employee's observance of all of the provisions of this Agreement, the Company agrees to pay or provide, and Employee agrees to accept, the following:

         (a) Salary. During the term of this Agreement, the Company shall pay Employee for all services rendered for and on behalf of the Company an annual base salary of One Hundred Seventy Thousand Dollars ($170,000), payable in twenty-six (26) equal installments during each year. Salary payments shall be subject to all appropriate withholdings for state, federal and local taxes, and such other deductions as Employee expressly authorizes in writing or are otherwise required by law.

         (b) Cash Bonus. In addition to the foregoing, the Company shall pay to Employee a cash bonus in the aggregate amount of One Hundred Thousand Dollars ($100,000) upon the Company's achievement of the milestones (each a "MILESTONE") set forth in this paragraph, payable as follows: (i) Fifty Thousand Dollars ($50,000) shall be paid if, and at such time as, the Company ships an aggregate of five (5) snowmobiles produced with production tooling to one or more of the Company's dealers for purchase and display by such dealers, and (ii) Fifty Thousand Dollars ($50,000) shall be paid upon the later of September 15, 2003 and the date on which the Company ships production snowmobiles for the 2003/2004 model year produced with production tooling to the Company's dealers for purchase and resale by such dealers. No payment will be made pursuant to this paragraph if Employee is not an employee of the Company on the date the Company achieves the Milestone for which payment would otherwise be due under this paragraph, unless: (i) Employee was involuntarily terminated by the Company before such payment for other than for Good Cause (as defined in this Agreement);
         (ii) Employee's employment was terminated as a result of death or disability; or 3) Employee terminated his employment for Good Reason (as defined in Subsection 4(d) of this Agreement).

         (c) Performance Bonus. In addition to the foregoing, for the Company's fiscal year ending March 31, 2004 and for each subsequent fiscal year during the term of this Agreement, Employee shall be eligible to receive a bonus of up to one-half of Employee's then current salary based upon criteria to be determined by the Compensation Committee of the Company's Board of Directors.

         (d) Grant of Stock Options. The Company shall grant to Employee an option to purchase two hundred forty thousand (240,000) shares of the Company's common stock (the "OPTION") having an exercise price of Three and 75/100 Dollars ($3.75) per share.

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         Notwithstanding the foregoing and as may be set forth in the Option, in the event Employee's employment is terminated for any reason, then Employee will be required to forfeit all shares which have not vested as of the date of termination and shall have a period of one hundred eighty (180) days from the date of termination to exercise the Option with respect to shares which had vested as of the date of Employee's termination. The Options shall be granted, issued and held pursuant to the terms of a Stock Option Agreement to be entered into between Employee and the Company simultaneously with the execution of this Agreement, which is attached to this Agreement as Attachment A and incorporated herein by reference. The Option described in this Subsection 2(d) are specifically provided in consideration for Employee's agreement to be bound by the restrictions described in this Agreement. Employee expressly agrees that he was not and is not entitled to receive these Option without agreeing to the restrictions set forth in this Agreement.

         (e) Benefits. During the term of Employee's employment, Employee shall be entitled to four (4) weeks of paid vacation per annum to be accrued monthly, seven (7) paid holidays annually and three (3) paid sick days annually. The Company will not pay any insurance or other benefits to Employee prior to January 1, 2003. Beginning January 1, 2003, the Company will provide medical and other benefits provided to other management-level employees at the Company pursuant to the terms of the Company's benefit plan. If the Company does not have a benefit plan in effect at such time, the Company will reimburse Employee for seventy-five percent (75%) of Employee's monthly payments for reasonable benefits until such time as a benefit plan is established for management-level employees of the Company.

         (f) Business Expenses. The Company shall reimburse Employee for business expenses reasonably incurred by Employee in connection with the performance of Employee's duties hereunder, upon the presentation by Employee of receipts and itemized accounts of such expenditures in accordance with the rules and regulations of the Internal Revenue Code. Any single expense in an amount greater than $20,000 shall be subject at all times to the prior approval of the Board of Directors or its designee. Except for expenses previously approved by the Board of Directors or its designee, the Board of Directors of the Company may take such action as may be necessary to enforce the repayment to the Company by Employee of any amounts reimbursed upon finding that such reimbursement was not made primarily for the purpose of advancing the legitimate interests of the Company.

         3.)      Appointment to Board of Directors. In consideration for
Employee's performance of services under this Agreement and observance and compliance with the terms and provisions hereof, the Company hereby agrees, as soon as reasonably practicable following the effective date of this Agreement, to appoint Employee as a member of the Company's Board of Directors, and to take any steps reasonably necessary to continue to nominate Employee to be a member of the Company's Board of Directors for so long as Employee remains an executive officer of the Company.

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         4.)      Termination of Agreement.

         (a) Termination With Cause. The Company may terminate Employee's employment and this Agreement for Good Cause (as defined below) upon notice of such termination to Employee. For purposes of this Agreement, "GOOD CAUSE" shall mean Employee's (i) failure or refusal to observe or perform any of the material provisions of this Agreement or any other written agreement with the Company, or to substantially perform any of the material duties required of Employee under this Agreement, any other written agreement with the Company, or as otherwise directed or requested by the Board of Directors, or (ii) commission of fraud, misappropriation, embezzlement or other acts of dishonesty or conviction for any crime punishable as a felony or as a gross misdemeanor involving moral turpitude, which actions, in the judgment of the Company, have a material adverse effect upon Employee's ability to perform the duties which are assumed or assigned under Section 1 hereof, or which actions or occurrences are materially adverse to the interests of the Company. Termination of Employee's employment for Good Cause under Subsection 4(a)(ii) above shall be effective upon notice. Termination of Employee's employment for Good Cause under Subsection 4(a)(i) shall be effective upon thirty (30) days' prior written notice, which notice shall state the factual basis for the termination for Good Cause, and such factual basis is not corrected to the reasonable satisfaction of the Company's Board of Directors, in its sole discretion.

         (b) Termination With Notice. Employee's employment and this Agreement may be terminated by either party for any reason or for no reason, without cause upon not less than thirty (30) days' prior written notice.

         (c) Termination upon Death or Disability of Employee. Employee's employment and this Agreement shall automatically terminate in the event of Employee's death or disability. "DISABILITY" means the unwillingness or inability of Employee to perform Employee's duties under this Agreement for a period of six (6) continuous months because of incapacity due to physical or mental illness, bodily injury or disease.

         (d) Termination by Employee for Good Reason. Employee may terminate his employment and this Agreement for Good Reason (as defined below) upon thirty (30) days prior written notice and the Company's failure to remedy the problem within such period. Notice of Good Reason shall describe the event which is the basis for the Good Reason. For purposes of this Section 4(d), "GOOD REASON" means the Company, without the consent of Employee: (i) moves its principal business offices or the location of Employee's primary business office and requires Employee to relocate to a location other than the Minneapolis/St. Paul, Minnesota metropolitan area; (ii) changes Employee's title as the President and Chief Financial Officer of the Company or materially alters or reduces Employee's principal duties or responsibilities;
         (iii) reduces Employee's annual base compensation as described in
         Section 2 above, other than as a percentage reduction which is applicable to all of the Company's employees; or (iv) refuses to pay for Employee's benefits under any fringe benefit plan, unless such reduction in compensation or benefits applies equally to all of the Company's employees, or refuses to reimburse Employee in

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         lieu of paying for such benefits. The occurrence of an event described in this Subsection 4(d) will not constitute Good Reason if the circumstances or facts which form the basis of the Good Reason are the responsibility of Employee. Employee waives his rights under this Subsection 4(d) to terminate his employment and this Agreement, including his rights to severance, if Employee fails to notify the Company of the occurrence of the event which constitutes Good Reason within sixty (60) days of the occurrence of the event.

         (e) Termination Obligations. In the event of a termination of Employee's employment in accordance with this Section 4, the Company shall have no further obligation to Employee under this Agreement, and Employee shall only be entitled to payment by the Company for compensation accrued under this Agreement as of the date of such termination. Specifically, but without limitation, in the event of a termination of Employee's employment in accordance with this Section 4, Employee will have no rights to the severance allowance described in Subsection 4(f) below, except as specifically provided thereunder, or to bonuses described in Subsections 2(b) or (c), except as specifically provided under Subsection 2(b). In addition, any termination of Employee's employment shall not terminate or extinguish Employee's post-termination obligations (unless otherwise provided herein) or Employee's obligation or liability to pay to the Company any amounts owed to the Company by Employee, including, but not limited to, any amounts misappropriated or obtained by Employee, without prejudice to any other rights or remedies of the Company at law or in equity. Except as provided in Subsection 2(b) of this Agreement, Employee and the Company acknowledge and agree that no part of any incentive compensation or bonus that is based on the Company's performance and achievement of the Milestones, if any, is payable if Employee's employment is terminated for any reason prior to the Company's achievement of such Milestones.

         (f) Severance Allowance. If Employee's employment is terminated by the Company for reasons other than Good Cause under Subsection 4(a), or if Employee terminates this Agreement for Good Reason under Section 4(d), Employee will be entitled to receive a severance allowance. If Employee voluntarily terminates his employment he will not receive severance. The amount of the severance allowance shall be three (3) months of Employee's then-current base salary if Employee is terminated prior to completion of the Company's Initial Public Offering (an "IPO"). The amount of the severance will be equal to six (6) months of Employee's then-current base salary if Employee is terminated during the period beginning upon completion of an IPO and ending on the date twelve (12) months from the effective date of this Agreement. After one-year of employment, the amount of the severance will increase from the amount of six (6) months of Employee's then-current base salary by the amount of one (1) month of Employee's then-current base salary for every period of six (6) months Employee remains employed by the Company after Employee's first year of employment; provided, however, that the amount of the severance will be capped at an amount which is equal to one-year of Employee's then-current base salary. Any payment under this paragraph shall be made in twelve (12) equal

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         monthly installment payments in accordance with the Company's customary payroll practices and procedures.

         5.)      Disclosure of Confidential Information.

         (a) Definition of Confidential Information. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, Employee knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to the development plans or proposals, marketing plans or proposals, strategies, financial statements, budgets, trade secrets, test data, other data, software licenses, pricing formulas, customer and supplier information, employee information, research and development information, designs, products, processes, manufacturing techniques, know-how, and other proprietary information of the Company, whether written, oral or communicated in another type of medium, whether disclosed directly or indirectly, whether originals or copies, whether disclosed before or after the date of this Agreement, and whether or not legal protection has been obtained or sought under applicable law. Employee shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.

         (b) Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment or following the termination of Employee's employment with the Company, use, show, display, release, discuss, communicate, divulge, use for his or another's benefit or to the Company's detriment, or otherwise disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of the Company, except as may be reasonably necessary under the circumstances and consistent with Employee's good faith pursuit of the Company's business and Employee's obligations hereunder.

         (c) Scope. Employee's covenant in Subsection 5(b) to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of the Company, its agents, lawyers or accountants, so long as those sources did not receive the information directly or indirectly as the result of Employee's action.

         (d) Title. All documents or other tangible or intangible property relating in any way to the business of the Company which are conceived or generated by Employee or come into Employee's possession during the employment period shall be and remain the exclusive property of the Company, and Employee agrees to return all such documents, and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations and all copies thereof, which are the property of the

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         Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company which in any of these cases are in Employee's possession or under Employee's control, to the Company upon the termination of Employee's employment with the Company, or at such earlier time as the Company may request him to do so. Employee agrees to sign a Warranty and Representation upon his termination certifying that he has returned and not retained any Company property.

         (e) Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify the Board of Directors of the Company of such occurrence and furnish to the Board of Directors a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit the Company to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. In the event that the Company refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial order is issued compelling disclosure of Confidential Information by Employee, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

         6.)      Employee Acknowledgments.

         (a) Employee recognizes that the Company is continually engaged in the design and development of high performance vehicles and other related technologies (hereinafter the "TECHNOLOGY"), and that such Technology is kept in strict confidence by the Company. Employee is aware that the Technology is vital to the Company's success.

         (b) Employee further understands that the success of the Company depends, to a great extent, on its ability to protect its Confidential Information, including that comprising the Technology, from unauthorized disclosure, use or publication. Inasmuch as Employee will gain knowledge of, or have access to, the Confidential Information about the Technology, in whole or in part, in the course of employment, Employee acknowledges that the Company is and will be entrusting Employee with this valuable information.

         (c) Employee understands that the Company is engaged in a continuous program of research, development, production and marketing of its present and future products, and the enhancement of its Technology.

         7.)      Employee Representations and Warranties.

         (a) Employee represents and warrants that performance of the terms of this Agreement as an employee of the Company does not and will not cause Employee to breach any agreement, commitment or understanding Employee has with any other party, whether formal or informal, to assign to such other party inventions Employee may hereafter make, or to keep in confidence confidential or proprietary information of such

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         other party which Employee acquired or learned prior to Employee's employment by the Company.

         (b) Employee represents and warrants that Employee has not brought and will not bring to the Company, or use for the benefit of the Company, any materials and/or documents of a former employer (which, for purposes of this Section 7, shall also include persons, firms, corporations and other entities for which Employee has acted as an independent contractor or consultant) that are not generally available to the public or to the trade, unless Employee has obtained written authorization from any such former employer permitting Employee to retain and use said materials and/or documents. With respect to any materials and/or documents that Employee may bring to the Company for use in the course of Employee's employment, Employee hereby further represents and warrants that Employee's use (or the Company's use) of such materials and/or documents will not violate the intellectual property rights of any former employer of Employee, or any other party.

         8.)      Company Ownership of Intellectual Property.

         (a) Employee hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions (hereinafter referred to collectively as "INVENTIONS"), which (i) are made or conceived or reduced to practice by Employee, either alone or jointly with others, during the period of Employee's employment by the Company, or which are reduced to practice during the period of twelve (12) months following the termination of Employee's employment, that relate to or are useful in the present or future business of the Company, or (ii) result from tasks assigned to Employee by the Company, or from Employee's use of the premises or other resources owned, leased or contracted by the Company.

         (b) Employee agrees that all such Inventions which the Company in its sole discretion determines to be related to, or useful in, its business or its research or development, or which result from work performed by Employee for the Company, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Employee further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Employee will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company. Employee's obligations under this Subsection 8(b) shall continue beyond the termination of Employee's employment with the Company, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company's request in providing such assistance.

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         (c)      Employee has identified on Exhibit B attached hereto a
         complete list of all inventions or improvements which have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee's employment by the Company and which Employee desires to exclude from the operation of this Agreement. If there is no such list on Exhibit B, Employee represents that Employee has made no such inventions or improvements at the time of signing of this Agreement.

         (d) Employee hereby acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee's employment which are protectable by copyright are "WORKS FOR HIRE," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

         9.)      Assignment of Inventions. Any provision in this Agreement
requiring Employee to assign Employee's rights in any Invention to the Company shall not apply to any invention that is exempt under the provisions of Section
181.78 of the Minnesota Statutes. The statute states that such assignment agreements do not apply:

                  To an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

         Employee shall execute the Invention Assignment Notice attached here to as Exhibit C and incorporated herein by reference.

         10.)     Power of Attorney. In the event the Company is unable, after reasonable effort, to secure Employee's signature on any document needed to apply for, obtain or enforce any intellectual property rights relating to any Invention with respect to which Employee has made an inventive contribution, whether because of Employee's unavailability, or Employee's physical or mental incapacity, or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agents and attorneys-in-fact to act for and in Employee's behalf and stead solely for and in connection with the execution and filing of any such document with the same legal force and effect as if such acts were performed by Employee.

         11.)     Covenants Not to Solicit, Divert or Compete. Employee and the
Company agree that the Company would be substantially harmed if Employee competes with the Company during or after termination of employment with the Company.

         (a) Employee agrees that during Employee's employment with the Company and for a period of one (1) year after the termination of Employee's employment with the Company for any reason, Employee will not on behalf of himself or on behalf of, or in conjunction

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         with, any other person, association, firm, partnership, or corporation
         (except on behalf of the Company):

                  (1) Own, manage, operate, join, control, be employed by, consult with or render services to or for any person, firm, corporation or other organization which competes with the business or other interests of the Company (a "COMPETING BUSINESS");

                  (2) Directly or indirectly induce or attempt to induce for his benefit or that or any third party any of the Company's employees, officers, suppliers, consultants, independent contractors or vendors who have held any such position or provided any goods or services to the Company at any time during the twelve
                           (12) months immediately preceding the date of termination of Employee's employment, to terminate, breach, refrain from entering or otherwise alter such person's or organization's relationship with, or obligations to, the Company.

                  (3) Hire, nor contract with, any employee, officer, supplier, consultant, independent contractor or vendor who held any such position or provided any goods or services to the Company at any time during the twelve (12) months immediately preceding the date of termination of Employee's employment.

                  (4) Directly or indirectly, either alone or in concert with others, solicit or entice or in any way divert any customer, dealer or supplier to do business with any business entity in competition with the Company, including, without limitation, a Competing Business.

         (b) During Employee's employment by the Company, Employee agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any Competing Business. Employee, during his employment with the Company, shall at all times keep the Company informed of any business activity or employment which may be in conflict with the Company's interests.

         (c) Employee agrees that no geographic area limitation to his covenant not to compete would be possible because the Company buys and sells internationally. He expressly agrees that the covenants are acceptable without imposition of a geographic limitation.

         (d) Nothing contained in this Agreement shall be construed to prevent Employee from engaging in a lawful profession, trade or business after the termination of Employee's employment with the Company. This Agreement shall be construed only as one which prohibits Employee from engaging in acts which are unfair to the Company, and which are in violation of the confidence and trust reposed in Employee by the Company.

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         12.)     Breach of Restrictive Covenants.

         (a) Irreparable Harm; Remedies. It is agreed that it would be difficult or impossible to ascertain the measure of damages to the Company resulting from any breach of Employee's obligations under this Agreement, and that injury to the Company from any such breach may be irremediable, and that money damages therefor may be an inadequate remedy. In the event of a breach or threatened breach by Employee of the restrictive covenant provisions of this Agreement, the Company shall be entitled to seek and obtain, in addition to any other rights or remedies that the Company may have available under applicable law for such breach or threatened breach, including the recovery of damages, available equitable remedies, including, without limitation, specific performance of this Agreement and the provision herein and a temporary or permanent injunction to enjoin Employee from breaching such provisions without the necessity of proof of actual damages.

         (b) Survival of Restrictive Covenants. Employee's post-employment obligations and restrictions, including, without limitation, the confidentiality obligations set forth in Section 5, the intellectual property ownership obligations set forth in Section 8, the restrictive covenants not to solicit, divert or compete set forth in Section 11 and all other provisions the natural application of which continues after the termination of Employee's employment and this Agreement, shall continue to be binding upon Employee, notwithstanding the termination of Employee's employment with the Company or this Agreement for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement. The existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all such Sections.

         13.)     Communication with Subsequent Employer. Upon the termination of Employee's employment, Employee agrees to inform Company of his subsequent employment or professional association with any other individual, company, or other entity or organization.

         14.)     Definitions. The term "COMPANY" when used in this Agreement shall mean in addition to the Company, any affiliate of the Company. The terms "AFFILIATE" or "AFFILIATES" when used in this Agreement shall mean any person that controls the Company, or is controlled by the Company, or is under common control with the Company.

         15.)     Miscellaneous Provisions.

         (a) Entire Agreement; Modification. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the employment of Employee by the Company, and supersedes any prior understanding or agreement (whether oral or written) between the parties relating thereto. The Letter Agreement dated September 12, 2002, and supplemented October 15, 2002, between the Company and Employee is merged into this Agreement. No amendment, waiver or modification of any provision of this Agreement shall be binding unless made in writing and signed by the parties hereto.

         (b) Assignment. The rights and benefits of the Company and its permitted assigns under this Agreement shall be fully assignable and transferable to any other entity (subject to such assumption by such assignee/transferee of the obligations hereunder) which: (i) is an affiliate of the Company; or (ii) if not an affiliate of the Company, has merged or consolidated with the Company, or to which the Company has sold substantially all of its assets in a transaction in which such entity has assumed the liabilities of the Company under this Agreement. In the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, the successors and assigns of the Company. This Agreement is a personal service contract and shall not be assignable by Employee, but all obligations and agreements of Employee hereunder shall be binding upon and enforceable against Employee and Employee's personal representatives, heirs, legatees and devisees.

         (c) Notices. To be effective, all notices, consents or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to all other parties to this Agreement, (ii) if delivered by facsimile or overnight delivery service, on the first business day following the date such notice or other communication is transmitted by facsimile or timely delivered to the overnight courier, or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party. Mailed or telecopied communications shall be directed as follows unless written notice of a change of address or facsimile number has been given in writing in accordance with this Subsection 15(c):

                  If to Company:          Redline Performance Products, Inc.
                                          2510 Commerce Way
                                          Vista, CA 92083
                                          Facsimile No. (760) 598-0167
                                          ATTN: CEO

                  With a copy to:         Larkin, Hoffman, Daly & Lindgren, Ltd.
                                          1500 Wells Fargo Plaza
                                          7900 Xerxes Avenue South
                                          Minneapolis, MN 55431
                                          Facsimile No. (952) 896-3333
                                          ATTN: Douglas M. Ramler, Esq.

                  If to Employee:         Mark A. Payne
                                          8860 Flesher Circle
                                          Eden Prairie, MN 55347
                                          Facsimile No. (952) 949-2178

                  With a Copy To:         Maslon, Edelman, Borman and Brand, LLP
                                          3300 Wells Fargo Center

                                          90 So. 7th Street
                                          Minneapolis, MN  55402
                                          Facsimile No. (612) 672-8397
                                          ATTN: William Mower, Esq.

         (d) Waiver. No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

         (e) Counterparts. This Agreement may be executed in separate and several counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

         (f) Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (g) Governing Law. The parties acknowledge that this Agreement has been entered into in the State of Minnesota and that they wish legal certainty and predictability as to the terms of their undertaking. Accordingly, the parties hereby agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.

         (h) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or its breach, other than a claim for injunctive relief, shall be settled by final and binding arbitration in Minneapolis, Minnesota, upon the request of either party. Such arbitration shall proceed in accordance with the then-governing rules of the American Arbitration Association ("AAA") for Employment Dispute Resolutions or Commercial Arbitration, at the option of the petitioner. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. It is agreed that the parties shall choose a single, neutral arbitration from among a panel of not less then seven (7) proposed arbitrators and that the parties may have no more than two (2) panels of arbitrators presented to them by the AAA. The parties agree that they will share equally the fees of the arbitrator, and they shall each be responsible for their own attorneys' fees and costs and any filing fee paid by them unless the arbitrator determines that one party shall pay a greater portion of such costs and fees and states the justification therefor.

         (i) Jurisdiction/Venue. The Company and Employee consent to the exclusive jurisdiction of the courts of the State of Minnesota and/or the Federal District Courts, Fourth Division, State of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of, or in connection with, this Agreement or any other instrument or document executed or delivered in connection herewith that are not subject to arbitration or resolved by arbitration pursuant to Subsection 15(h), and that venue, for the purpose of all such suits, shall be exclusively in Hennepin County, State of Minnesota.

         (j) Attorneys' Fees. In the event a judgment is entered against any party hereto in a court of competent jurisdiction based upon a breach of the terms of this Agreement, the prevailing party shall be entitled to receive, as part of any award, the amount of reasonable attorneys' fees and expenses incurred by the prevailing party in such action. A party shall be deemed to have prevailed if (i) the judgment entered (without including attorneys' fees and expenses) is more favorable to that party than any offer of settlement made to that party within twenty (20) days after the service of the complaint in such action, or (ii) the party obtains the injunctive relief it sought.

         (k) Representation by Counsel; Interpretation. The Company and Employee each acknowledge that each party to this Agreement has been, or has had the opportunity to be, represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         (l) Effective Date. The parties agree that the effective date of this Agreement shall be October 15, 2002.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                                    EMPLOYEE:

                                     /s/ Mark A. Payne
                                    --------------------------------------------
                                    Mark A Payne, An Individual

                                    COMPANY:

                                    Redline Performance Products, Inc.

                                    ____________________________________________
                                    Kent Harle, CEO

         (i) Jurisdiction/Venue. The Company and Employee consent to the exclusive jurisdiction of the courts of the State of Minnesota and/or the Federal District Courts, Fourth Division, State of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of, or in connection with, this Agreement or any other instrument or document executed or delivered in connection herewith that are not subject to arbitration or resolved by arbitration pursuant to Subsection 15(h), and that venue, for the purpose of all such suits, shall be exclusively in Hennepin County, State of Minnesota.

         (j) Attorneys' Fees. In the event a judgment is entered against any party hereto in a court of competent jurisdiction based upon a breach of the terms of this Agreement, the prevailing party shall be entitled to receive, as part of any award, the amount of reasonable attorneys' fees and expenses incurred by the prevailing party in such action. A party shall be deemed to have prevailed if (i) the judgment entered (without including attorneys' fees and expenses) is more favorable to that party than any offer of settlement made to that party within twenty (20) days after the service of the complaint in such action, or (ii) the party obtains the injunctive relief it sought.

         (k) Representation by Counsel; Interpretation. The Company and Employee each acknowledge that each party to this Agreement has been, or has had the opportunity to be, represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         (l) Effective Date. The parties agree that the effective date of this Agreement shall be October 15, 2002.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                                    EMPLOYEE:

                                    ____________________________________________
                                    Mark A Payne, An Individual

                                    COMPANY:

                                    Redline Performance Products, Inc.

                                     /s/ Kent H. Harle
                                    --------------------------------------------
                                    Kent Harle, CEO

                                    Exhibit A

                             STOCK OPTION AGREEMENT

                                    Exhibit B

                       PRE-EXISTING PROPRIETARY INVENTIONS

Please provide a list of all of Employee's pre-existing proprietary inventions. If no such inventions are listed, Employee represents and warrants that there exist no such pre-existing proprietary inventions.

None.

                                    Exhibit C

                           INVENTION ASSIGNMENT NOTICE

Mr. Payne

         You are notified that the employment agreement between you and Redline Performance Products, Inc., dated effective as September 12, 2002 and supplemented October 15, 2002, does not apply to any invention that qualifies fully under the provisions of Section 181.78 of the Minnesota Statutes.

                                    ________________________________

                                    By:  /s/ Kent H. Harle
                                        ----------------------------
                                        Its: CEO
                                            ------------------------

I acknowledge receiving a copy of this notice

Date: __________, 2002

                                    ________________________________
                                    Mark A. Payne

                                    Exhibit C

                           INVENTION ASSIGNMENT NOTICE

Mr. Payne

         You are notified that the employment agreement between you and Redline Performance Products, Inc., dated effective as September 12, 2002 and supplemented October 15, 2002, does not apply to any invention that qualifies fully under the provisions of Section 181.78 of the Minnesota Statutes.

                                    ________________________________

                                    By: ____________________________
                                        Its:________________________

I acknowledge receiving a copy of this notice

Date: October 15, 2002

                                    /s/ Mark A. Payne
                                    --------------------------------
                                    Mark A. Payne